UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2011 (December 21, 2011)

Information Services Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33287	20-5261587
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

Two Stamford Plaza

281 Tresser Boulevard

Stamford, CT 06901

(Address of principal executive offices)

(203) 517-3100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 16, 2011, Mr. Michael P. Connors, the Chairman and Chief Executive Officer of Information Services Group, Inc. (the “Company”), entered into an Employment Agreement (the “Employment Agreement”) with the Company which became effective immediately.  Mr. Connors has been Chairman and Chief Executive Officer of the Company since the Company’s inception.  Prior to entering into the Employment Agreement, Mr. Connors employment with the Company was at-will.  A copy of the Employment Letter is attached as Exhibit 10.1 and is incorporated herein by reference.  On January 7, 2011, Mr. Connors entered into a Change in Control Agreement with the Company (the “Connors Change in Control Agreement”) that continues to apply pursuant to its terms.

The Employment Agreement provides for a fixed term of four years.  While employed as Chairman and Chief Executive Officer, Mr. Connors will receive a base salary at the annual rate of $650,000, which base salary will increase to $700,000 effective as of January 1, 2012.  Mr. Connors will be eligible to earn an annual bonus with a target amount equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary.  In addition, Mr. Connors will be entitled to participate in the Company’s employee benefits plans on the same basis as those plans are generally made available to other similarly situated executives.

Subject to Mr. Connors executing a release of claims agreement in favor of the Company, in the event Mr. Connors is terminated by the Company without “Cause” (as such term is defined in the Employment Agreement) or resigns for “Good Reason” (as such term is defined in the Employment agreement), the Company will provide him with two times his then applicable base salary plus two times his annual target bonus, payable over the 24-month period following his termination (but the Company may, in its sole discretion, pay this amount in single lump sum).  In addition, the Company will also provide Mr. Connors with a pro-rated annual bonus for the year in which he is terminated based on our actual performance for such year.  The pro-rated bonus will be payable at the time Mr. Connors’ annual bonus would have otherwise been paid if his employment had not terminated. If Mr. Connors is terminated without Cause or resigns for Good Reason at any time during the 24 month period following a Change in Control or within 60 days prior to a Change in Control if such termination is at the direction of a person who has entered into an agreement with the Company that will constitute a Change in Control, his severance payments will be governed by the Connors Change in Control Agreement.

In addition, the Employment Agreement provides that Mr. Connors reaffirms his agreement not to disclose confidential information of the Company at any time, and for the period during which he is employed with us and the 24-month period thereafter, not to compete with us, not to interfere with our business, and not to solicit nor hire our employees or customers as set forth in the Restrictive Covenant Agreement between the Company and Mr. Connors dated January 7, 2011.

On December 16, 2011, Mr. David Whitmore executed an employment letter with the Company, which will become effective on January 1, 2012 (the “Employment Letter”).  Mr. Whitmore will assume the position of President—ISG Americas.  Since January 4, 2011, Mr. Whitmore has served as Vice Chairman of the Company and Chief Executive Officer of CCGH Limited (“Compass”), a wholly-owned subsidiary of the Company that was acquired on January 4, 2011.  Mr. Whitmore joined Compass in 2007.  Prior to joining Compass, Mr. Whitmore was the Chief Executive Officer of 4future, a UK-based consulting firm from 2005 to 2007, and was previously European President of Proudfoot Consulting in 2004. Prior to that he spent over 20 years at Arthur Andersen where from 2001 he was Managing Partner of the European, Middle East and Africa Assurance and Business Advisory business and before that the Managing Partner of the UK business.  Mr. Whitmore is also a Member of the Advisory Board of the Warwick Business School.

A copy of the Employment Letter is attached as Exhibit 10.2 and is incorporated herein by reference.  Pursuant to the Employment Letter, Mr. Whitmore will receive a base salary of $475,000 and a target Annual Incentive Plan (“AIP”) bonus opportunity of $355,000 for 2012.  Mr. Whitmore also will receive a grant of 100,000 restricted stock units that vest ratably over four years.

On December 16, 2011, Mr. Whitmore also entered into a Change in Control Agreement (the “Change in Control Agreement”) with the Company which will become effective on January 4, 2012, pursuant to which Mr. Whitmore is eligible to receive certain severance payments and benefits upon certain terminations of employment in connection with a “Change in Control” (as defined in the Change in Control Agreement) of the Company, subject to the terms and conditions described in the Change in Control Agreement.

The Change in Control Agreement is in effect for the period from January 4, 2012 (the “Effective Date”) through January 4, 2014, but will automatically extend for successive one-year periods unless a notice of non-renewal is given at least one year before the then scheduled expiration of the term.  However, if a Change in Control has occurred prior to the expiration of the then current term, the term shall continue until the date that is at least 24 months after such Change in Control.  The Change in Control Agreement provides severance upon a qualifying termination (generally, a termination of employment by the Company without “Cause” or by Mr. Whitmore for “Good Reason” (as each term is defined in the Change in Control Agreement)) at any time during the 24 month period following a Change in Control or within 60 days prior to a Change in Control if such termination is at the direction of a person who has entered into an agreement with the Company that will constitute a Change in Control.  Upon such qualifying termination, Mr. Whitmore will be entitled to receive the following: (i) a lump-sum cash severance payment equal to one times the sum of his base salary at termination (or the base salary in effect immediately prior to the Change in Control if such base salary is greater) plus the greater of the annual target bonus for the year in which notice of termination is given or the year in which the Change in Control occurs; (ii) a lump-sum cash payment of any accrued but unpaid base salary, any unpaid bonus for the year prior to the year of termination that would have been paid if Mr. Whitmore had remained employed through the determination date of such bonus, a pro rata portion of the target bonus for the year of termination, and any accrued vacation pay; and (iii) a cash payment equal to the cost of continuation coverage for medical, dental and vision plans during the applicable COBRA continuation coverage period.  Payments under the Change in Control Agreement are subject to the execution, delivery and non-revocation of a release of claims against the Company.  In addition, during Mr. Whitmore’s employment and for the 12 month period following any termination of employment, Mr. Whitmore agrees not to employ, retain or solicit (or cause any entity to employ, retain or solicit) any employees of the Company.

In the event Mr. Whitmore would have otherwise incurred excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments to Mr. Whitmore may be reduced to the “safe harbor amount” such that no such excise taxes would be due, if such reduction would result in Mr. Whitmore being in a better net after tax position.

The foregoing description is qualified in its entirety by reference to the Change in Control Agreement for of Mr. Whitmore, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Employment Agreement for Michael P. Connors, dated December 16, 2011

10.2	Employment Letter for David Whitmore, dated December 16, 2011

10.3	Change in Control Agreement for David Whitmore, dated December 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2011	INFORMATION SERVICES GROUP, INC.

	By:	/s/ Michael P. Connors
Michael P. Connors
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement for Michael P. Connors, dated December 16, 2011

10.2	Employment Letter for David Whitmore, dated December 16, 2011

10.3	Change in Control Agreement for David Whitmore, dated December 16, 2011